KRISPY KREME REPORTS FINANCIAL RESULTS FOR THE SECOND QUARTER OF FISCAL
2012

EARNINGS PER SHARE OF $0.12 INCLUDES A NON-RECURRING GAIN OF $0.06 PER SHARE

REAFFIRMS FISCAL 2012 OUTLOOK

Winston-Salem, NC, Aug. 25, 2011 – Krispy Kreme Doughnuts, Inc. (NYSE: KKD) (the “Company”) today reported financial results for the second quarter of fiscal 2012, ended July 31, 2011. The Company also reaffirmed its fiscal 2012 outlook and announced that it will present at an investor conference on September 14, 2011.

Second Quarter Fiscal 2012 Highlights Compared to the Year-Ago Period:
  Revenues increased 11.4% to $98.0 million from $87.9 million
  Company same store sales rose 2.5%, the eleventh consecutive quarterly increase
  Operating income rose 18.8% to $4.9 million from $4.2 million
  Net income was $8.8 million ($0.12 per share diluted) compared to $2.2 million ($0.03 per share diluted) in the second quarter last year
  Net income for the second quarter of fiscal 2012 includes a gain on the sale of the Company’s equity interest in its Mexican franchisee of $4.7 million after tax ($0.06 per share diluted)
  Cash provided by operating activities was $7.6 million compared to $3.7 million in the second quarter last year
The Company ended the second quarter of fiscal 2012 with a total of 669 Krispy Kreme stores systemwide, a net increase of 17 shops during the quarter. As of July 31, 2011, there were 88 Company stores and 581 franchise locations.

James H. Morgan, President and Chief Executive Officer, commented: “Our second quarter performance was the best of any second quarter since fiscal 2005 and reflects the progress we’ve made in executing our strategic plans. We generated double-digit revenue growth in each of our business segments, doubled earnings per share excluding a nonrecurring gain of $0.06, and expanded the Krispy Kreme system with a net 17 new stores. Moreover, our results were generated in the face of higher agricultural commodity prices, extreme temperatures, and much higher gas prices compared to the year ago period. Based upon our year-to-date financial performance, we are very pleased to be reiterating our annual outlook for fiscal 2012 consolidated operating income, exclusive of impairment charges and lease termination costs, of between $22 million and $24 million. We continue to believe the high end of this range is achievable and look forward to building on our recent momentum as we move toward calendar 2012.”

Second Quarter Fiscal 2012 Results

Consolidated Results

For the second quarter ended July 31, 2011, revenues increased 11.4% to $98.0 million from $87.9 million. Year-over-year revenue increases were generated in all four business segments.

Direct operating expenses increased to $85.7 million from $77.1 million in the same period last year, but as a percentage of total revenues, were down slightly to 87.5% from 87.7%. General and administrative expenses decreased to $4.9 million from $5.0 million in the year-ago period and, as a percentage of total revenues, decreased to 5.0% from 5.7%. Impairment charges and lease termination costs were $300,000 compared to a credit of $220,000 in the same period last year.

Operating income increased to $4.9 million from $4.2 million.

Interest expense decreased to $410,000 from $1.6 million, principally reflecting lower interest rates as a result of the January 2011 refinancing of the Company’s credit facilities as well as the reduced level of indebtedness.

As previously announced, on May 5, 2011, the Company sold its 30% equity interest in KK Mexico. The Company received cash proceeds of approximately $7.7 million in exchange for its equity interest and, after deducting costs of the transaction, realized a gain of approximately $6.2 million on the sale. After provision for payment of Mexican income taxes on the sale of $1.5 million, the Company reported an after tax gain on the disposition of $4.7 million ($0.06 per share) in the second quarter.

Net income was $8.8 million ($0.12 per share diluted) compared to $2.2 million ($0.03 per share diluted), in the second quarter last year.

Segment Results

Company Stores revenues increased 10.0% to $66.0 million from $60.0 million. Same store sales at Company stores rose 2.5%, the eleventh consecutive quarterly increase. Price increases instituted during the first quarter to help offset higher input costs drove the increase, but were partially offset by a decrease in customer traffic. In addition, exclusive of the effects of pricing, our average guest check declined slightly. The Company believes that expected cannibalization by new stores in expansion markets adversely affected same store sales in the second quarter. The Company Stores segment posted an operating loss of $1.0 million, compared to an operating loss of $1.7 million in the second quarter last year.

Domestic Franchise revenues increased 13.3% to $2.3 million from $2.1 million, reflecting a 10.3% rise in sales by domestic franchisees. Same store sales rose 6.3% at domestic franchise stores. The increase in revenues was offset by a charge of $820,000 for estimated payments under a lease guarantee related to a franchisee whose franchise agreements were terminated during the quarter. This resulted in Domestic Franchisee segment operating income of $220,000, compared to $1.0 million in the second quarter last year.

International Franchise revenues increased 33.5% to $5.4 million from $4.0 million. The increase in revenue was primarily driven by higher royalty revenues reflecting a 13.7% increase in constant dollar sales by international franchise stores. Adjusted to eliminate the effects of changes in foreign exchange rates, same store sales at international franchise stores fell 11.7%, reflecting, among other things, honeymoon effects from the over 300 stores opened internationally in the past three years, as well as cannibalization as markets develop. In addition, the Company estimates that the aftereffects of the March 2011 tsunami in Japan adversely affected international constant dollar same store sales by between four and five percentage points in the second quarter. The International Franchise segment generated operating income of $3.4 million compared to $2.5 million in the second quarter last year.

KK Supply Chain revenues (including sales to Company stores) increased 12.1% to $50.3 million from $44.9 million in the same period last year, driven by selling price increases. External KK Supply Chain revenues rose 10.9% to $24.3 million from $21.9 million in the year-ago period. KK Supply Chain generated operating income of $7.7 million in the second quarter of fiscal 2012 compared to $7.3 million in the second quarter last year. KK Supply Chain has raised selling prices to recover rising input costs resulting from higher agricultural commodity prices, but generally has not marked up those higher costs; accordingly, KK Supply Chain’s operating margin declined in the second quarter of fiscal 2012 compared to the second quarter last year.

Investor Conference Presentation

The Company will be presenting at the 9th Annual C.L. King Best Ideas Conference 2011 at the Omni Berkshire Place Hotel in New York City on Wednesday, September 14, 2011. The presentation is scheduled to begin at 12:45 p.m. (EDT) and will be webcast live from the Company’s website at www.krispykreme.com.

Conference Call

Management will host a conference call to review financial results for the second quarter of fiscal 2012 as well as management’s outlook this afternoon at 4:30 p.m. (EDT).

A live webcast of the conference call will be available at www.KrispyKreme.com. The conference call also can be accessed over the phone by dialing (866) 730-5763 or, for international callers, by dialing (857) 350-1587. To access an archived audio replay of the call, dial (888) 286-8010, or (617) 801-6888 for international callers; the passcode is 71908714. The audio replay will be available through September 1, 2011. A transcript of the conference call also will be available on the Company website.

About Krispy Kreme

Krispy Kreme is a leading branded specialty retailer and wholesaler of premium quality sweet treats and complementary products, including its signature Original Glazed® doughnut. Headquartered in Winston-Salem, NC, the Company has offered the highest quality doughnuts and great tasting coffee since it was founded in 1937. Today, Krispy Kreme shops can be found in over 660 locations in 21 countries around the world. Visit us at www.krispykreme.com.

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Information contained in this press release, other than historical information, should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s beliefs, assumptions and expectations of our future economic performance, considering the information currently available to management. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. The words “believe,” “may,” “could,” “will,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “seek,” “strive” or similar words, or the negative of these words, identify forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the quality of Company and franchise store operations; our ability, and our dependence on the ability of our franchisees, to execute on our and their business plans; our relationships with our franchisees; our ability to implement our international growth strategy; our ability to implement our new domestic operating model; currency, economic, political and other risks associated with our international operations; the price and availability of raw materials needed to produce doughnut mixes and other ingredients; compliance with government regulations relating to food products and franchising; our relationships with off-premises customers; our ability to protect our trademarks and trade secrets; restrictions on our operations and compliance with covenants contained in our secured credit facilities; changes in customer preferences and perceptions; risks associated with competition; risks related to the food service industry, including food safety and protection of personal information; and increased costs or other effects of new government regulations relating to healthcare benefits. These and other risks and uncertainties, which are described in more detail in the Company’s most recent Annual Report on Form 10-K and other reports and statements filed with the United States Securities and Exchange Commission, are difficult to predict, involve uncertainties that may materially affect actual results and may be beyond the Company’s control, and could cause actual results and developments to be materially different from those expressed or implied by any of these forward-looking statements. New factors emerge from time to time, and it is not possible for management to predict all such factors or to assess the impact of each such factor on the Company. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

KRISPY KREME DOUGHNUTS, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended		Six Months Ended
	July 31,	August 1,	July 31,	August 1,
	2011	2010	2011	2010
	(In thousands, except per share amounts)
Revenues	$97,952	$87,932	$202,552	$180,049
Operating expenses:
Direct operating expenses (exclusive of depreciation expense
shown below)	85,697	77,075	172,680	154,230
General and administrative expenses	4,930	4,981	10,574	10,725
Depreciation expense	2,087	1,937	4,025	3,801
Impairment charges and lease termination costs	301	(216)	545	1,083
Operating income	4,937	4,155	14,728	10,210
Interest income	56	82	101	122
Interest expense	(414)	(1,567)	(891)	(3,438)
Equity in income (losses) of equity method franchisees	12	(165)	3	181
Gain on sale of interest in equity method franchisee	6,198	-	6,198	-
Other non-operating income and (expense), net	86	81	172	162
Income before income taxes	10,875	2,586	20,311	7,237
Provision for income taxes	2,036	379	2,301	562
Net income	$8,839	$2,207	$18,010	$6,675

Earnings per common share:
Basic	$0.13	$0.03	$0.26	$0.10
Diluted	$0.12	$0.03	$0.25	$0.10

Weighted average shares outstanding:
Basic	68,900	68,195	68,827	68,145
Diluted	71,706	69,327	71,438	69,279

KRISPY KREME DOUGHNUTS, INC.

CONSOLIDATED BALANCE SHEET

	July 31,	January 30,
	2011	2011
	(In thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$32,324	$21,970
Receivables	20,569	20,261
Receivables from equity method franchisees	582	586
Inventories	18,556	14,635
Other current assets	5,099	5,970
Total current assets	77,130	63,422
Property and equipment	71,183	71,163
Investments in equity method franchisees	-	1,663
Goodwill and other intangible assets	23,776	23,776
Other assets	9,892	9,902
Total assets	$181,981	$169,926

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$2,078	$2,513
Accounts payable	11,860	9,954
Accrued liabilities	27,278	28,379
Total current liabilities	41,216	40,846
Long-term debt, less current maturities	25,593	32,874
Other long-term obligations	18,213	19,778

Commitments and contingencies

SHAREHOLDERS’ EQUITY:
Preferred stock, no par value	-	-
Common stock, no par value	373,525	370,808
Accumulated other comprehensive loss	(230)	(34)
Accumulated deficit	(276,336)	(294,346)
Total shareholders’ equity	96,959	76,428
Total liabilities and shareholders’ equity	$181,981	$169,926

KRISPY KREME DOUGHNUTS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

	Six Months Ended
	July 31,	August 1,
	2011	2010
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$18,010	$6,675
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	4,025	3,801
Deferred income taxes	128	(70)
Impairment charges	-	709
Accrued rent expense	315	(395)
Loss on disposal of property and equipment	213	279
Gain on sale of interest in equity method franchisee	(6,198)	-
Share-based compensation	1,806	1,934
Provision for doubtful accounts	(399)	(193)
Amortization of deferred financing costs	218	312
Equity in income of equity method franchisees	(3)	(181)
Other	676	(210)
Change in assets and liabilities:
Receivables	199	(1,113)
Inventories	(3,921)	(106)
Other current and non-current assets	(735)	(2,707)
Accounts payable and accrued liabilities	(102)	(3,055)
Other long-term obligations	(1,540)	(287)
Net cash provided by operating activities	12,692	5,393
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(4,146)	(4,029)
Proceeds from disposals of property and equipment	19	1,268
Proceeds from sale of interest in equity method franchisee	7,723	-
Escrow deposit recovery	1,000	-
Other investing activities	13	27
Net cash provided by (used for) investing activities	4,609	(2,734)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt	(7,846)	(1,599)
Deferred financing costs	(12)	-
Proceeds from exercise of stock options	1,036	-
Proceeds from exercise of warrants	-	4
Repurchase of common shares	(125)	(44)
Net cash used for financing activities	(6,947)	(1,639)
Net increase in cash and cash equivalents	10,354	1,020
Cash and cash equivalents at beginning of period	21,970	20,215
Cash and cash equivalents at end of period	$32,324	$21,235

KRISPY KREME DOUGHNUTS, INC.

SEGMENT INFORMATION

	Three Months Ended		Six Months Ended
	July 31,	August 1,	July 31,	August 1,
	2011	2010	2011	2010
	(In thousands)
Revenues:
Company Stores:
On-premises sales	$28,943	$26,730	$61,804	$56,783
Off-premises sales	37,049	33,240	73,663	65,721
Company Stores revenues	65,992	59,970	135,467	122,504
Domestic Franchise	2,349	2,074	4,718	4,274
International Franchise	5,352	4,009	10,988	8,769
KK Supply Chain:
Total revenues	50,341	44,892	104,224	90,797
Less – intersegment sales elimination	(26,082)	(23,013)	(52,845)	(46,295)
External KK Supply Chain revenues	24,259	21,879	51,379	44,502
Total revenues	$97,952	$87,932	$202,552	$180,049

Operating income (loss):
Company Stores	$(1,049)	$(1,734)	$1,125	$(1,765)
Domestic Franchise	216	1,041	1,363	2,195
International Franchise	3,409	2,500	7,580	5,986
KK Supply Chain	7,745	7,329	16,087	16,019
Total segment operating income	10,321	9,136	26,155	22,435
Unallocated general and administrative expenses	(5,083)	(5,197)	(10,882)	(11,142)
Impairment charges and lease termination costs	(301)	216	(545)	(1,083)
Consolidated operating income	$4,937	$4,155	$14,728	$10,210

Depreciation expense:
Company Stores	$1,689	$1,459	$3,226	$2,854
Domestic Franchise	55	55	110	110
International Franchise	2	2	4	3
KK Supply Chain	188	205	377	417
Corporate administration	153	216	308	417
Total depreciation expense	$2,087	$1,937	$4,025	$3,801

KRISPY KREME DOUGHNUTS, INC.

STORE COUNT

	NUMBER OF STORES
	DOMESTIC	INTERNATIONAL	TOTAL
Number of Stores Open at July 31, 2011:
Company:
Factory	70	-	70
Satellite	18	-	18
Total Company	88	-	88
Franchise:
Factory	103	111	214
Satellite	45	322	367
Total franchise	148	433	581
Total systemwide	236	433	669

	NUMBER OF STORES
	COMPANY	FRANCHISE	TOTAL
Quarter ended July 31, 2011
May 1, 2011	86	566	652
Opened	2	22	24
Closed	-	(7)	(7)
July 31, 2011	88	581	669

Quarter ended August 1, 2010
May 2, 2010	83	533	616
Opened	2	20	22
Closed	(1)	(4)	(5)
August 1, 2010	84	549	633

KRISPY KREME DOUGHNUTS, INC.

SELECTED OPERATING STATISTICS

	Three Months Ended		Six Months Ended
	July 31,	August 1,	July 31,	August 1,
	2011	2010	2011	2010
Systemwide Sales (in thousands) (1):
Company stores	$65,476	$59,602	$134,503	$121,790
Domestic Franchise stores	64,829	58,797	131,526	121,275
International Franchise stores	95,669	77,237	187,260	151,811
International Franchise stores, in constant dollars (2)	95,669	84,120	187,260	162,793

Change in Same Store Sales (3):
Company stores	2.5%	5.7%	4.2%	4.5%
Domestic Franchise stores	6.3	5.0	5.4	3.8
International Franchise stores	(3.1)	(11.4)	(3.7)	(9.5)
International Franchise stores, in constant dollars (2)	(11.7)	(14.3)	(10.7)	(16.0)

Change in Same Store Customer Count - Company stores
(retail sales only)	(2.9)%	4.7%	-%	3.4%

Company stores Off-Premises Sales (4):
Grocers/mass merchants:
Change in average weekly number of doors	3.2%	1.7%	4.9%	(2.3)%
Change in average weekly sales per door	12.9%	6.9%	11.8%	9.1%
Convenience stores:
Change in average weekly number of doors	(5.7)%	(2.4)%	(1.9)%	(6.4)%
Change in average weekly sales per door	10.2%	(1.0)%	6.8%	(1.4)%

(1)	Systemwide sales, a non-GAAP financial measure, include the sales by both Company and franchise stores but excludes sales among Company and franchise stores. The Company believes systemwide sales data are useful in assessing the overall performance of the Krispy Kreme brand and, ultimately, the performance of the Company. The Company’s consolidated financial statements appearing elsewhere herein include sales by Company stores, sales to franchisees by the KK Supply Chain business segment, and royalties and fees received from franchise stores based on their sales, but exclude sales by franchise stores to their customers.
(2)	Computed on a pro forma basis assuming the average rate of exchange between the U.S. dollar and each of the foreign currencies in which the Company’s international franchisees conduct business had been the same in the comparable prior year period.
(3)	The change in “same store sales” represents the aggregate on-premises sales (including fundraising sales) during the current year period for all stores which had been open for more than 56 consecutive weeks during the current year period (but only to the extent such sales occurred in the 57th or later week of each store’s operation) divided by the aggregate on-premises sales of such stores for the comparable weeks in the preceding year period. Once a store has been open for at least 57 consecutive weeks, its sales are included in the computation of same stores sales for all subsequent periods. In the event a store is closed temporarily (for example, for remodeling) and has no sales during one or more weeks, such store’s sales for the comparable weeks during the earlier or subsequent period are excluded from the same store sales computation. The change in “same store customer count” is similarly computed, but is based upon the number of retail transactions reported in the Company’s point-of-sale system.
(4)	For Company off-premises sales, “average weekly number of doors” represents the average number of customer locations to which product deliveries are made during a week by Company Stores, and “average weekly sales per door” represents the average weekly sales to each such location by Company Stores.

CONTACT: Media, Brian K. Little, +1-336-726-8825, blittle@krispykreme.com, or Investor Relations, Anita K. Booe, +1-336-703-6902, abooe@krispykreme.com